Exhibit 10.19

Gordian Group LLC	www.gordiangroup.com

CONFIDENTIAL

 February 15, 2008

Board of Directors
Torrent Energy Corporation
1 S.W. Columbia Street, Suite 640
Portland, Oregon 97258
503-224-0072

Attention:  Mr. John Carlson, President and Chief Executive Officer

Dear Mr. Carlson:

This letter (the “Agreement”) confirms the terms of the engagement of Gordian Group, LLC (“Gordian”) by Torrent Energy Corporation (together with its subsidiaries, the “Company”) as the Company’s exclusive investment banker as of the date hereof to provide certain financial advisory services as specifically set forth below in connection with any merger, consolidation, joint venture or other business combination, sale of substantially all or a portion of the assets or outstanding securities of the Company, the acquisition of substantially all or a portion of the assets or outstanding securities of another entity, an investment (debt or equity) in the Company, a reorganization or recapitalization of the Company, a restructuring or compromise of the Company’s indebtedness (contingent or otherwise) or a material portion of the Company’s obligations and/or preferred stock, or raising new or replacement capital for the Company, in any case in one or a series of transactions (each, a “Financial Transaction”), excluding those transactions listed in Exhibit A (“Excluded Transactions”).

Gordian will assist the Company with the formulation, evaluation and implementation of various options for effecting a Financial Transaction for the Company under a variety of mechanisms and in connection with the other matters listed below.  In connection with our role as financial advisor, we will provide the following services to the extent appropriate and as requested from time to time:

a)
assist with the development, negotiation and implementation of a Financial Transaction or Financial Transactions, including rendering advice and services regarding a sale of all or a portion of the Company’s assets or outstanding securities or acquisitions contemplated by the Company (whether in one or a series of transactions, by merger, consolidation, reorganization, recapitalization,  joint venture or other business combination, asset or equity sale or otherwise);

Gordian Group LLC	www.gordiangroup.com

b)
assist in negotiations with interested acquirers or investors, current or potential lenders, creditors, shareholders and other interested parties regarding the Company’s operations and prospects and any potential Financial Transaction;

c)	render advice and services regarding any potential restructuring of the Company’s indebtedness; and

d)	render such other financial advisory and investment banking services as may be customary for a Financial Transaction of the type contemplated herein and mutually agreed upon by the parties hereto.

Gordian’s services hereunder do not include the rendering of any valuation, fairness or solvency opinions or other additional services not expressly referenced above; any such services shall be addressed in a separate engagement letter as may be agreed to by the Company and Gordian.

In the event the Company, its affiliates or its or their management receive or initiate an inquiry or other contact concerning a Financial Transaction, the Company shall promptly inform Gordian of such inquiry or contact with such prospective Financial Partner, in order that Gordian can assist the Company in any resulting negotiations in such manner as directed by the Company.

In the event the Company becomes a debtor under a Chapter 11 proceeding under title 11 of the United States Code (the “Bankruptcy Code”), the Company shall use its reasonable best efforts to obtain from the applicable bankruptcy court prompt authorization of the retention of Gordian pursuant to Sections 327(a) and 328 of the Bankruptcy Code, nunc pro tunc to the date of the Company’s bankruptcy filings, on the terms and conditions of this Agreement (it being understood and agreed that the Company shall use reasonable best efforts to cause those terms and conditions which relate to the fees payable to Gordian hereunder to be included and accounted for in any loan documentation between the Company and any lender).  The order of the bankruptcy court approving this Agreement and authorizing Gordian’s retention in accordance with this Agreement shall be in form and substance acceptable to Gordian in its sole reasonable discretion and shall include, at Gordian’s option, such option to be exercised in its sole reasonable discretion, an appropriate “carve out” from the collateral of the relevant lenders, if any, of the Company for the payment of the aggregate fees payable by the Company to Gordian pursuant to this Agreement.

For Gordian’s services in connection with this engagement, concurrently with and as a condition to the consummation of any Financial Transaction the Company shall pay or cause to be paid to Gordian in cash nonrefundable fees (the “Transaction Fees”) as follows:

Gordian Group LLC	www.gordiangroup.com

a)
5.00% of Aggregate Consideration (as defined below) that is paid, payable or realized in connection with the consummation of a Financial Transaction (other than a Reorganization (as defined below) or Excluded Transactions); and provided, further, that if such a Financial Transaction involves Yorkville Advisors, the payment (as to the Aggregate Consideration provided by Yorkville Advisors) shall be 3%; or

b)
in the case of a Reorganization, the greater of (i) 5.00% of Aggregate Consideration (as defined below) that is paid or payable or realized in connection with the consummation of such Reorganization and (ii) 5.00% of the enterprise value (as determined by mutual agreement of the parties in good faith, which agreement shall not be unreasonably withheld) of the Company upon consummation of such Reorganization.

Aggregate Consideration, for purposes of calculating the Transaction Fees, shall be deemed to be the total amounts paid to or for the benefit of, or realized by, the Company, its security holders and/or its creditors in connection with a Financial Transaction (and any transactions related thereto), including, without limitation the principal amount of any debt, trade credit or obligations and/or preferred stock directly or indirectly assumed, repaid, compromised, refinanced or retired (as set forth on the most recent balance sheet of the Company), the amount of any new debt and/or equity financing committed to or raised (or the value realized from a sale of all or a part of the Company) in connection with any Financial Transaction, any amounts paid into escrow and any amounts paid in connection with the retirement or cancellation of any outstanding options, stock appreciation rights or other derivative securities of the Company.

In the event that the Aggregate Consideration comprises securities, in whole or in part, the value of such securities, for purposes of calculating the Transaction Fees, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the public announcement of such Financial Transaction; provided, however, that the value of securities with an existing public trading market shall be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the Financial Transaction in question.

A “Reorganization”, for the purposes of calculating the Transaction Fees, shall be deemed to be a recapitalization, restructuring or reorganization of all or a portion of the Company’s balance sheet obligations whether or not pursuant to a plan or reorganization approved by a bankruptcy court.

Gordian Group LLC	www.gordiangroup.com

The Transaction Fees shall be paid in full simultaneously with the closing of a Financial Transaction (and in no event later than the receipt of any portion of the Aggregate Consideration) or, in the case of a Reorganization, paid in full as of the effective date thereof; provided that if the Aggregate Consideration may be increased, pursuant to the terms of the Financial Transaction, by contingent or deferred payments related to future earnings or operations or other matters, the portion of the Transaction Fees relating thereto shall be calculated and paid to Gordian when and as such contingent or deferred payments are made.

In addition to the fees described above, Gordian shall be reimbursed upon invoice for all of its reasonable out-of-pocket expenses (including legal, travel, telephone and facsimile) incurred in connection with Gordian’s engagement hereunder, as generally discussed with the Company in advance.

Without limiting the Transaction Fees, in consideration of the execution and delivery by the parties hereto of this Agreement and the services hereunder, concurrently with such execution and delivery the Company shall issue and deliver to Gordian 1,250,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), of the Company  free and clear of liens, encumbrances or other restrictions other than the vesting provisions set forth herein and restrictions on the disposition of any such shares imposed under applicable law (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)).  For the avoidance of doubt, the shares issued and delivered to Gordian pursuant to this paragraph (the “Gordian Shares”) shall not be registered under the Securities Act.  The Gordian Shares shall vest in three (3) equal installments on each of March  9, 2008, April 9, 2008 and May 9, 2008, provided, that any unvested Gordian Shares shall automatically vest in full immediately prior to the consummation of any Financial Transaction or immediately in the event the Company terminates this Agreement other than due to a breach hereof by Gordian or Gordian terminates this Agreement due to a breach hereof by the Company; provided, further, that any unvested Gordian Shares shall be forfeited and cancelled in the event that Gordian terminates this Agreement other than due to a breach hereof by the Company or the Company terminates this Agreement due to a breach hereof by Gordian.  The Company represents and warrants to Gordian that (i) it has the requisite power, authority and legal capacity to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms; and (iii) the Gordian Shares have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued and fully paid and non-assessable. For as long as Gordian remains a shareholder of the Company, the Company agrees that it will not take any action or omit to take any action which would adversely affect the rights, privileges or interests of Gordian (in its capacity as a shareholder) disproportionately relative to the rights, privileges or interests of the other holders of Common Stock without Gordian’s prior written consent.   If shares of Common Stock of the Company are not able to be issued to Gordian for any reason, the Company agrees to negotiate economic equivalent compensation.

Gordian Group LLC	www.gordiangroup.com

The nature and scope of Gordian’s investigation in connection with the matters described herein shall be as Gordian deems appropriate.  Gordian shall familiarize itself with and consider, as it deems appropriate, the history and nature of the business of the Company, its operations, financial results and condition, properties and prospects and such other factors as Gordian deems relevant.  In this regard, Gordian shall be entitled to rely entirely on publicly available information plus such other information as may be directly or indirectly furnished to it orally or in writing by the Company or its officers, directors, employees, affiliates, representatives, counsel, auditors and advisors, without independent investigation thereof, and Gordian does not hereby assume any responsibility to verify the accuracy or completeness of any such information or to conduct any appraisal of the Company’s assets or liabilities.  The Company represents and warrants to Gordian that, to the best of its knowledge, all information it directly or indirectly furnishes to Gordian in connection with Gordian’s engagement hereunder shall be true, complete and accurate in all respects, and not misleading.  The Company agrees to cooperate fully with Gordian and shall promptly make available to Gordian all such information, documents and corporate records as Gordian deems necessary or appropriate.

Gordian does not represent or guarantee any specific result from this engagement. Gordian has not made, and is not responsible for the accuracy of, any projection of the Company’s operating results, solvency or value, and Gordian does not make any representation regarding or guaranty of the accuracy of any projection, other view or advice Gordian provides regarding the Company or the Company’s future.  The Company acknowledges that all future matters are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or otherwise addressed by Gordian.

Gordian’s role shall be solely as a financial advisor to the Company’s management and Board of Directors, which shall remain fully responsible for all decisions and matters as to which Gordian’s advice is sought.  Gordian is assuming no management responsibility with respect to the Company of any nature whatsoever.  Gordian’s obligations to the Board of Directors and the Company are contractual in nature as expressly set forth in this Agreement and neither Gordian nor any of its affiliates nor their respective members, partners, officers, directors, employees, agents nor any entity or person controlling Gordian or any of its affiliates have any fiduciary obligations to the Board of Directors, the Company or any other person in respect hereof.  The Company acknowledges and agrees that its engagement of Gordian hereunder does not and is not intended to confer rights upon any person not a party hereto, including any security holders or creditors of, or holders of beneficial interests in, the Company, as against Gordian, its affiliates, or their respective members, partners, officers, directors, employees, agents or any entity or person controlling Gordian or any of its affiliates.

Gordian Group LLC	www.gordiangroup.com

The obligations of Gordian under this Agreement and in respect of any transaction or conduct in connection therewith are solely limited liability company obligations of Gordian.  To the full extent lawful, no affiliate of Gordian or any member, partner, officer, director, employee or agent of Gordian or such affiliate, or any person controlling Gordian or any of its affiliates shall be subjected to any personal liability whatsoever to the Company, its affiliates, successors, assigns, creditors or security holders, or any other person, with respect to this Agreement or any transaction or conduct in connection therewith.

Any advice, written or oral, provided by Gordian pursuant to this Agreement shall be solely for the information and assistance of the Company and its Board of Directors in connection with the Financial Transaction.  Except as required by law or court order, such advice is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose.  Such advice shall not be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement, tender offer or any other document, nor are references to Gordian or its engagement hereunder to be made therein, except in each case in accordance with Gordian’s prior written consent, which shall not be unreasonably withheld.  Except to the extent legally required, none of: (i) the fact that Gordian is rendering advice to the Company (except that the fact that Gordian is rendering such advice may be disclosed to parties with which the Company is negotiating); (ii) any advice rendered by Gordian to the Company; or (iii) any communication from Gordian to the Company or from the Company to Gordian in connection with the services performed by Gordian pursuant to this Agreement shall be quoted or referred to orally or in writing in any public form or forum or document by the Company, or its agents, without Gordian’s prior written authorization, which shall not be unreasonably withheld.  Except to the extent expressly set forth in writing by Gordian, no third party shall be entitled to rely upon Gordian’s advice for any purpose whatsoever.  Gordian shall bear no responsibility whatsoever for the accuracy or completeness of the Company’s disclosure of Gordian’s advice to any third parties.

The Company understands that Gordian does not represent that any particular Gordian professional will be solely responsible for Gordian’s work product completed pursuant to Gordian’s engagement and that junior Gordian professionals likely will be working on this engagement together with senior Gordian professionals.  Notwithstanding the foregoing, Peter S. Kaufman and Henry F. Owsley shall be primarily responsible to provide the services described hereunder (subject to circumstances beyond Gordian’s reasonable control) and shall devote such time and effort as is required, consistent with Gordian’s usual practices, to enable Gordian to fully perform all material obligations of Gordian hereunder.

The Company agrees to indemnify and hold harmless Gordian and its affiliates and their respective members, partners, officers, directors, employees, controlling persons, representatives and agents (each an “Indemnified Party”) to the full extent lawful from and against, and agrees that Gordian shall have no liability to the Company or its affiliates, successors, assigns, creditors or security holders for, any losses, claims, expenses, damages or liabilities (or actions or proceedings in respect thereof), including without limitation counsel fees and expenses, related to or arising out of its engagement under this Agreement, or any transaction or conduct in connection therewith, except to the extent that any such loss, claim, expense, damage or liability is finally judicially determined to have resulted solely from its gross negligence or willful misconduct in performing the services that are the subject of this Agreement.

Gordian Group LLC	www.gordiangroup.com

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, expense, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and/or its equity holders on the one hand and the Indemnified Party on the other hand, but also the relative fault of the Company and the Indemnified Party, as well as any other relevant equitable considerations.  In no event shall Gordian and the Indemnified Parties collectively have liability under this Agreement or in respect of any transaction or conduct in connection herewith in the aggregate in excess of any cash fees actually received by Gordian hereunder, exclusive of reimbursement of expenses as provided in this Agreement and compensation as referred to below in this paragraph.  Without the prior written consent of Gordian (which shall not unreasonably be withheld), the Company shall not settle any claim, litigation or other proceeding against any Indemnified Party relating to Gordian’s engagement hereunder unless such settlement requires on the part of the Indemnified Party nothing more than a cash payment that the Company actually makes, and unless such settlement includes an express release of such Indemnified Party from all claims against such Indemnified Party by all parties to such settlement, such release to be set forth in an instrument or instruments signed by or otherwise binding upon all parties to such settlement.  The Company agrees to reimburse each Indemnified Party, promptly upon each request for reimbursement hereunder, for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation, preparation or provision of evidence) incurred in connection with any pending or threatened action, claim, investigation or proceeding (regardless of whether Gordian is a party thereto) in respect of which indemnification or contribution may be sought hereunder or in enforcing this Agreement, including, without limitation, any pending or threatened action, claim, investigation or proceeding brought by the Company, provided that each Indemnified Party shall agree in writing prior to such reimbursement, that in the event such Indemnified Party receives such reimbursement, such Indemnified Party shall repay to the Company the amount of such reimbursement to the extent that it shall be finally judicially determined that such Indemnified Party was not entitled to indemnification under the provisions of this paragraph.  If Gordian, any affiliate of Gordian, or any member, partner, officer, director, employee, agent or any entity or person controlling Gordian or any affiliate of Gordian becomes involved in any threat or assertion of a claim, litigation or investigation with respect to this engagement, then Gordian shall be compensated, separately from the fees provided for herein, for the time expended by such person, whether at or in preparation for meetings, depositions, trial or otherwise at the hourly rates then in effect for such person or, if no such rate is then in effect, the hourly rate that Gordian shall reasonably determine to be appropriate.

Gordian Group LLC	www.gordiangroup.com

The reimbursement, indemnity and contribution agreements of the Company under this paragraph shall be in addition to any liability which the Company otherwise may have and to any rights that Gordian may otherwise have, and shall extend upon the same terms and conditions to, and may be independently enforced by, any affiliate of Gordian and the members, partners, officers, directors, employees, controlling persons, representatives and agents (if any) of Gordian or any affiliate of Gordian and shall be binding upon any successors and assigns of the Company and inure to the benefit of any successors, assigns, heirs and personal representatives of Gordian, any such affiliate and any such person.  The provisions of this and the following four paragraphs shall survive the completion or termination of Gordian’s services pursuant to this Agreement or any termination of this Agreement.

THIS LETTER AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAW).  THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTES ARISING HEREUNDER.  The Company hereby consents to venue and jurisdiction in any court in which Gordian (or other Indemnified Party) is sued or otherwise found or brought.  To the extent permitted by applicable law, any dispute arising under this Agreement or in connection with this engagement shall be finally settled by arbitration conducted in New York, New York by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  The arbitration award entered in accordance with this Agreement shall be in writing and shall be final and binding on the parties, except to the extent it may be appealed to a court of competent jurisdiction in accordance with applicable laws governing appealability of arbitration awards.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  Judgment upon the award may be entered by any court having jurisdiction over the parties or their assets.  The parties hereto consent to the non-exclusive jurisdiction of the federal and state courts sitting in New York City for the purpose of entering judgment upon and enforcing such an award.

This engagement may be terminated by the Company or Gordian at any time with or without cause, effective upon receipt of written notice to that effect by the other party, but in such circumstance the Company shall remain liable for any Transaction Fees payable or accrued and expenses incurred prior to termination.  In the event of termination of this engagement the Company shall also remain liable for the Transaction Fees if within twelve (12)  months after such termination definitive documentation is entered into with respect to a Financial Transaction and such Financial Transaction is subsequently consummated; provided, however, that the Company shall not be liable for the Transaction Fee if Gordian has terminated the engagement even though the Company has fulfilled all of (and has not repudiated or anticipatorily breached any of) its material obligations hereunder as of the date of such termination.

Gordian Group LLC	www.gordiangroup.com

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between Gordian and the Company with respect thereto.  This Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the parties.  This Agreement may not be amended or modified except in writing, executed by the parties hereto.  No party hereto may assign this Agreement.

The Company’s obligations hereunder shall be joint and several obligations of  Torrent Energy Corporation and each of its subsidiaries, it being understood and agreed that the Company will cause the subsidiaries of the Company to perform the Company’s obligations hereunder; provided, however, that no such subsidiary shall be required to pay any amount that would cause it to become insolvent and any such amount not so paid shall be reallocated among the remaining such subsidiaries.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter attached hereto, which shall thereupon constitute a binding agreement.

Sincerely yours,

GORDIAN GROUP, LLC

By:	/s/ Henry F. Owsley
Henry F. Owsley
Chief Executive Officer

AGREED TO AND ACCEPTED:

Torrent Energy Corporation

By:  /s/ John D. Carlson
    Name: John D. Carlson
    Title: President and Chief Executive Officer

Date:   February 15, 1008

ACKNOWLEDGED AND AGREED WITH RESPECT TO THE ISSUANCE OF THE GORDIAN SHARES IN ACCORDANCE WITH THE TERMS HEREOF:

YA GLOBAL INVESTMENTS, LP (F/K/A CORNELL CAPITAL PARTNERS, LP)

Gordian Group LLC	www.gordiangroup.com

By:          __________________________
Name:
Title:

Date:       __________________________

Gordian Group LLC	www.gordiangroup.com

EXHIBIT A

EXCLUDED TRANSACTIONS

  FUNDING PROVIDED BY HALIBURTON, CALFRAC AND CANYONTECH IN CONNECTION WITH FRAC SERVICES IN COOS BAY IN EXCHANGE FOR WORKING INTERESTS OR COMPARABLE CONSIDERATION; PROVIDED, HOWEVER, THAT IF THE COMPANY ASKS FOR GORDIAN’S ASSISTANCE IN CONNECTION WITH SUCH A FRAC SERVICE PROVIDER, THEN NEGOTIATIONS WITH SUCH PROVIDER SHALL NO LONGER BE EXCLUDED.
  FUNDING PROVIDED BY OKLACO, NATURAL GAS PARTNERS AND VENACO AS JOINT VENTURE PARTNERS; PROVIDED, HOWEVER, THAT IF THE COMPANY ASKS FOR GORDIAN’S ASSISTANCE IN CONNECTION WITH SUCH A JOINT VENTURER, THEN NEGOTIATIONS WITH SUCH JOINT VENTURER SHALL NO LONGER BE EXCLUDED.

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